MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS
FISCAL 2026 SECOND QUARTER RESULTS

Christmas Spectacular Production Achieves Record-Setting Revenues in 92nd Holiday Season
Over 1.2 Million Tickets Sold, Marking the Production’s Highest Level of Attendance in 25 Years

NEW YORK, N.Y., February 3, 2026 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment” or the “Company”) today reported financial results for the fiscal second quarter ended December 31, 2025.

The fiscal 2026 second quarter was highlighted by the Christmas Spectacular production’s record-setting run. During its 92nd holiday season, which ended in January, over 1.2 million tickets were sold across 215 paid performances, marking the highest level of attendance in 25 years and compares to approximately 1.1 million tickets sold across 200 shows last season. During the quarter, the Company also hosted a busy schedule of events, with growth in the number of bookings events as compared to the prior year quarter, as well as the start of the New York Knicks (“Knicks”) and the New York Rangers (“Rangers”) 2025-26 regular seasons at the Madison Square Garden Arena (“The Garden”).

For the fiscal 2026 second quarter, the Company reported revenues of $459.9 million, an increase of $52.5 million, or 13%, as compared to the prior year quarter. In addition, the Company reported operating income of $163.8 million, an increase of $24.8 million, or 18%, and adjusted operating income of $190.4 million, an increase of $26.4 million, or 16%, both as compared to the prior year quarter.(1)

Executive Chairman and CEO James L. Dolan said, “We have seen strong momentum across our business in fiscal ‘26, including for the Christmas Spectacular production and bookings. Looking ahead, we remain on track to drive robust growth in both revenue and adjusted operating income this fiscal year.”
Results for the Three and Six Months Ended December 31, 2025 and 2024:

	Three Months Ended				Six Months Ended
	December 31,		Change		December 31,		Change
$ millions	2025	2024	$	%	2025	2024	$	%
Revenues	$459.9	$407.4	$52.5	13%	$618.2	$546.1	$72.1	13%
Operating Income	$163.8	$139.0	$24.8	18%	$134.1	$120.5	$13.6	11%
Adjusted Operating Income (1)	$190.4	$164.0	$26.4	16%	$197.5	$165.9	$31.6	19%
Note: Amounts may not foot due to rounding.
(1) See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Entertainment Offerings, Arena License Fees and Other Leasing
Fiscal 2026 second quarter revenues from entertainment offerings of $360.5 million increased $42.2 million, or 13%, as compared to the prior year quarter.

•Revenues from the presentation of the Christmas Spectacular production increased $18.6 million, primarily due to an increase in ticket-related revenue, which reflected 14 additional performances and higher per-show revenue as compared to the prior year quarter.
•Revenues from other live entertainment and sporting events increased $11.8 million, primarily due to higher per-event revenue and, to a lesser extent, an increase in the number of events at The Garden.
•Revenues subject to the sharing of economics with Madison Square Garden Sports Corp. ("MSG Sports") pursuant to the Arena License Agreements increased $5.9 million, primarily due to higher suite license fee revenues (excluding those retained by the Company).
•Revenues from venue-related sponsorship, signage, and suite license fees increased $5.2 million due to higher suite license fee revenues (excluding those shared with MSG Sports pursuant to the Arena License Agreements) and higher sponsorship and signage revenues.
•Revenues from concerts decreased $1.2 million, reflecting a decrease in the number of concerts at The Garden, mostly offset by higher per-concert revenue and an increase in the number of concerts at the Company's theaters.

Fiscal 2026 second quarter arena license fees and other leasing revenues of $35.2 million increased $5.3 million, or 18%, as compared to the prior year quarter, due to a combined four more Knicks and Rangers games played at The Garden in the current year quarter and higher other leasing revenues.

Fiscal 2026 second quarter direct operating expenses associated with entertainment offerings, arena license fees and other leasing of $176.1 million increased $11.8 million, or 7%, as compared to the prior year quarter.

•Expenses subject to the sharing of economics with MSG Sports pursuant to the Arena License Agreements increased $5.3 million, primarily due to expenses incurred as a result of the increase in suite license fee revenues.
•Expenses related to the presentation of the Christmas Spectacular production increased $5.0 million due to 14 additional shows and higher per-show expenses.
•Expenses for other live entertainment and sporting events increased $3.0 million, primarily due to an increase in the number of events at The Garden and, to a lesser extent, higher per-event expenses.
•Expenses for concerts decreased $1.4 million due to a decrease in the number of concerts at The Garden, partially offset by higher per-concert expenses and an increase in the number of concerts at the Company’s theaters.

Food, Beverage and Merchandise
Fiscal 2026 second quarter food, beverage and merchandise revenues of $64.3 million increased $5.0 million, or 8%, as compared to the prior year period. The increase primarily reflected (i) higher food and beverage sales at Knicks and Rangers games of $3.3 million, due to the impact of a combined four more Knicks and Rangers games played at The Garden and higher per-game revenue, (ii) higher food, beverage and merchandise sales related to the Christmas Spectacular production of $2.7 million, due to higher per-show revenue and, to a lesser extent, 14 additional performances, and (iii) higher food and beverage sales at other live entertainment and sporting events of $2.3 million, primarily due to an increase in the number of events at The Garden and, to a lesser extent, higher per-event revenue, partially offset by (iv) lower food and beverage sales at concerts held at the Company's venues of $3.3 million, primarily due to a decrease in the number of concerts at The Garden.

Fiscal 2026 second quarter food, beverage and merchandise direct operating expenses of $36.6 million increased $3.8 million, or 12%, as compared to the prior year period. The increase was primarily due to the related increase in food, beverage and merchandise sales at the Company's venues as compared to the prior year period.

Selling, General and Administrative Expenses
Fiscal 2026 second quarter selling, general and administrative expenses of $68.4 million increased $11.2 million, or 20%, as compared to the prior year quarter. This increase was primarily due to an increase in employee compensation and benefits, which includes the impact of $4.0 million of executive management transition costs in the current year period as compared to $4.5 million of executive management transition costs in the prior year period.

Operating Income and Adjusted Operating Income
Fiscal 2026 second quarter operating income of $163.8 million increased $24.8 million, or 18%, as compared to the prior year quarter, primarily due to the increase in revenues, partially offset by the increase in direct operating expenses and higher selling, general and administrative expenses. Fiscal 2026 second quarter adjusted operating income of $190.4 million increased $26.4 million, or 16%, as compared to the prior year quarter, primarily due to the increase in revenues, partially offset by higher direct operating expenses and higher selling, general and administrative expenses.

About Madison Square Garden Entertainment Corp.
Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment, delivering unforgettable experiences while forging deep connections with diverse and passionate audiences. The Company’s portfolio includes a collection of world-renowned venues – New York’s Madison Square Garden, Infosys Theater at Madison Square Garden, Radio City Music Hall, and Beacon Theatre; and The Chicago Theatre – that showcase a broad array of sporting events, concerts, family shows, and special events for millions of guests annually. In addition, the Company features the original production, the Christmas Spectacular Starring the Radio City Rockettes, which has been a holiday tradition for more than 90 years. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other long-lived assets, including right of use assets and related lease costs, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) merger, spin-off, and acquisition-related costs, including merger-related litigation expenses, (v) gains or losses on sales or dispositions of businesses and associated settlements, (vi) the impact of purchase accounting adjustments related to business acquisitions, (vii) amortization for capitalized cloud computing arrangement costs and (viii) gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, spin-off, and acquisition-related transaction costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles, gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan are recognized in operating income (loss) whereas gains and losses related to the remeasurement of the assets under the executive deferred compensation plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in other income (expense), net, which is not reflected in operating income (loss).

We exclude impairments of long-lived assets, including right-of-use assets and related lease costs, as these expenses do not represent core business operating results of the Company. We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of the Company on a consolidated and combined basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this earnings release.
Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #
Contacts:

Ari Danes, CFA Senior Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072
Grace Kaminer Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 631-5076
Sarah Rothschild Senior Director, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 631-5345
Conference Call Information:
The conference call will be webcast live today at 10:00a.m. ET at investor.msgentertainment.com
Conference call dial-in number is 888-660-6386 / Conference ID Number 8020251
Conference call replay number is 800-770-2030 / Conference ID Number 8020251 until February 10, 2026
Investor presentation available at investor.msgentertainment.com/events-and-presentations

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2025	2024	2025	2024
Revenues
Revenues from entertainment offerings	$360,453	$318,276	$491,763	$433,357
Food, beverage, and merchandise revenues	64,324	59,321	87,161	78,296
Arena license fees and other leasing revenue	35,163	29,820	39,278	34,478
Total revenues	459,940	407,417	618,202	546,131
Direct operating expenses
Entertainment offerings, arena license fees, and other leasing direct operating expenses	(176,062)	(164,294)	(264,620)	(250,760)
Food, beverage, and merchandise direct operating expenses	(36,594)	(32,780)	(50,406)	(44,023)
Total direct operating expenses	(212,656)	(197,074)	(315,026)	(294,783)
Selling, general, and administrative expenses	(68,359)	(57,189)	(124,944)	(102,935)
Depreciation and amortization	(13,984)	(14,183)	(28,058)	(27,964)
Impairment of long-lived assets	—	—	(13,782)	—
Restructuring (charges) credits	(1,126)	30	(2,316)	70
Operating income	163,815	139,001	134,076	120,519
Interest income	813	365	1,333	737
Interest expense	(10,423)	(12,955)	(21,451)	(26,998)
Other expense, net	(673)	(1,045)	(845)	(1,814)
Income from operations before income taxes	153,532	125,366	113,113	92,444
Income tax expense	(60,817)	(49,473)	(42,052)	(35,872)
Net income	$92,715	$75,893	$71,061	$56,572

Earnings per share:
Basic	$1.96	$1.57	$1.50	$1.17
Diluted	$1.94	$1.56	$1.49	$1.17

Weighted-average number of shares of common stock:
Basic	47,413	48,336	47,447	48,276
Diluted	47,842	48,611	47,629	48,543

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(in thousands)
(Unaudited)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Impairment of long-lived assets and related lease costs. This adjustment eliminates the impairment of long-lived assets, including right of use assets and related lease costs.
•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Company’s Employee Stock Plan and the Company’s Non-Employee Director Plan.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain corporate executives and employees.
•Merger, spin-off, and acquisition-related costs. This adjustment eliminates costs related to mergers, spin-offs and acquisitions, including merger-related litigation expenses.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan.

	Three Months Ended December 31,		Six Months Ended December 31,
$ thousands	2025	2024	2025	2024
Operating income	$163,815	$139,001	$134,076	$120,519
Depreciation and amortization	13,984	14,183	28,058	27,964
Impairment of long-lived assets and related lease costs	1,296	—	15,078	—
Share-based compensation	10,037	9,322	17,330	15,584
Restructuring charges (credits)	1,126	(30)	2,316	(70)
Merger, spin-off, and acquisition-related costs	—	1,361	—	1,361
Amortization for capitalized cloud computing arrangement costs	31	201	206	369
Remeasurement of deferred compensation plan liabilities	141	(26)	447	194
Adjusted operating income	$190,430	$164,012	$197,511	$165,921

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(Unaudited)

	December 31, 2025	June 30, 2025
ASSETS
Current Assets:
Cash, cash equivalents, and restricted cash	$157,577	$43,538
Accounts receivable, net	120,872	66,781
Related party receivables, current	38,535	22,487
Prepaid expenses and other current assets	103,163	104,326
Total current assets	420,147	237,132
Non-Current Assets:
Property and equipment, net	607,188	621,075
Right-of-use lease assets	458,257	484,544
Goodwill	69,041	69,041
Indefinite-lived intangible assets	63,801	63,801
Deferred tax assets, net	42,666	54,072
Other non-current assets	162,285	140,177
Total assets	$1,823,385	$1,669,842
LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities:
Accounts payable, accrued and other current liabilities	$227,943	$184,360
Related party payables, current	68,858	23,830
Long-term debt, current	30,469	30,469
Operating lease liabilities, current	41,213	35,100
Deferred revenue	250,009	228,642
Total current liabilities	618,492	502,401
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	554,571	568,780
Operating lease liabilities, non-current	569,241	566,484
Other non-current liabilities	45,068	45,477
Total liabilities	1,787,372	1,683,142
Commitments and contingencies
Equity (deficit):
Class A Common Stock (a)	465	461
Class B Common Stock (b)	69	69
Additional paid-in-capital	47,705	44,843
Treasury stock at cost (6,106 and 5,483 shares as of December 31, 2025 and June 30, 2025, respectively)	(205,204)	(180,204)
Retained earnings	224,095	153,034
Accumulated other comprehensive loss	(31,117)	(31,503)
Total equity (deficit)	36,013	(13,300)
Total liabilities and equity (deficit)	$1,823,385	$1,669,842
_________________
(a) Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 46,513 and 46,076 shares issued as of December 31, 2025 and June 30, 2025, respectively.
(b) Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued as of December 31, 2025 and June 30, 2025.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
SELECTED CASH FLOW INFORMATION
(in thousands)
(Unaudited)

	Six Months Ended
	December 31,
	2025	2024
Net cash provided by operating activities	$184,194	$85,499
Net cash used in investing activities	(15,290)	(16,282)
Net cash used in financing activities	(54,865)	(47,553)
Net increase in cash, cash equivalents, and restricted cash	114,039	21,664
Cash, cash equivalents, and restricted cash, beginning of period	43,538	33,555
Cash, cash equivalents, and restricted cash, end of period	$157,577	$55,219